Exhibit 99.1

Penn Treaty Delays Earnings Release; Finds Claimants are Living Longer than Expected; Will Boost Claim Reserves

March 15, 2006 -- Allentown, PA - Penn Treaty American Corporation (NYSE: PTA) today announced that it will delay the release of its 2005 financial results pending the conclusion of an internal review of its reserves for current claims. The Company is focusing upon its assumption of mortality (the likelihood of death) for current claimants. After conducting an in-depth mortality study of policyholders on claim, the Company believes that policyholders who remain on claim beyond three years are living longer than originally assumed. As a result, the Company anticipates higher than expected future claim payments.

The Company holds two types of reserves: 1) policy reserves, which are held in anticipation that current policyholders may access benefits in the future and are maintained using assumptions employed at the time of original policy issuance, and 2) claim reserves, which are held for the future payment of incurred claims and are adjusted to reflect the Company’s most recent assumptions based on its experience and other factors. As a result of the predicted impact of a change in expected mortality and the future payments associated with policyholders currently on claim, the Company estimates that it may increase its current claim reserve by approximately $20-30 million before taxes. The amount of the estimated increase, which has not yet been audited by its independent accountant, remains subject to the completion of the Company’s review. The anticipated range of claim reserve increase would reduce fully diluted earnings per share and book value per share by approximately $.56-$.84 after-tax for the year ended December 31, 2005. However, the change to current claim reserves is not expected to have a significant impact on the Company’s statutory surplus due to its reinsurance of the majority of its existing business. The Company does not currently anticipate a need for additional capital as a result of this claim reserve increase.

Penn Treaty American Corporation President and C.E.O. William W. Hunt stated, “As I’ve discussed in the past, the Company has had a long-standing commitment to thoroughly evaluate the actual to expected experience of its in-force policies on a regular basis. As new trends become evident, we use this as a barometer of future performance. We and the industry are further evaluating the effects of changing mortality for people on claim, where significantly less historic data is available. Our review is showing us that our policyholders remaining on claim beyond three years (particularly on policies issued prior to 2002) appear to be living longer than we had previously anticipated, which will likely cause us to pay higher future benefits due to the expanded duration of these claims. We are taking prudent action to recognize and address this development by increasing current claim reserves and intend to seek appropriate premium rate increases or other solutions to offset the potential effect of reduced mortality on policies in force.”

The Company currently anticipates that the completion of its review and the preparation of its financial results for 2005 will take place over the next six weeks. The Company will notify investors of its anticipated earnings release date after the results are finalized.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks that may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, but are not limited to, the accuracy of its assumptions for future payment of claims, the amount of the claim reserve increase, the ability to gain approval of premium rate increases or other solutions to offset the potential effect of reduced mortality, the adequacy of the Company’s statutory surplus, the need to raise additional capital, as well as those risks identified in the Company’s public filings made with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation
Contact:	Cameron Waite, Executive VP, Strategic Operations

1.800.222.3469

cwaite@penntreaty.com